SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No. ____)


Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement   / /Confidential for Use of the Commission Only
/x/ Definitive Proxy Statement       (as permitted by Rule  14a-6(e)(2))
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       AUDIO KING CORPORATION
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

1)   Amount Previously Paid:
                             --------------------------------------------------
2)   Form, Schedule or Registration Statement No.:
                                                   ----------------------------
3)   Filing Party:
                   ------------------------------------------------------------
4)   Date Filed:
                ---------------------------------------------------------------

                             AUDIO KING CORPORATION

                             3501 South Highway 100

                          Minneapolis, Minnesota 55416




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 15, 1995



To the Shareholders of Audio King Corporation:

The Annual Meeting of the Shareholders of Audio King Corporation, a Minnesota corporation, will be held on Wednesday, November 15, 1995 at 3:45 p.m. at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota, for the following purposes:

    1.  To set the number of directors to constitute the Board at five.

    2.  To elect directors for the ensuing year.

    3.  To transact such other business as may properly come before the meeting.


         Shareholders of record at the close of business on September 25, 1995, are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

         Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement of matters to be considered at the Annual Meeting. A copy of the Annual Report for the year ended June 30, 1995 also accompanies this notice.

         You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date, and return your Proxy with the reply envelope provided.


                                      By Order of the Board of Directors




                                      Stuart L. Finney, Secretary


Minneapolis, Minnesota
Dated:    October 6, 1995

       PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

                             AUDIO KING CORPORATION

                                PROXY STATEMENT

                                      for
                         Annual Meeting of Shareholders
                          to be held November 15, 1995

                                  INTRODUCTION

         Your proxy is solicited by the Board of Directors of Audio King Corporation (the "Company") for use at the Annual Meeting of Shareholders to be held on Wednesday, November 15, 1995, at 3:45 p.m. at the Minneapolis Athletic Club, 615 Second Avenue South, Minneapolis, Minnesota, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting.

         The cost of soliciting proxies, including the cost of preparing, assembling, and mailing proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of stock, will be borne by the Company. Directors, officers, and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies personally or by telephone.

         Any shareholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a later-dated proxy with an officer of the Company. The enclosed proxy, when properly signed and returned to the Company, will be voted by the proxy holders at the Annual Meeting as directed therein.

         The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies which are signed but which lack any specification will, subject to the following, be voted in favor of the proposals set forth in the Notice of Annual Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein. If a broker returns a "non-vote" proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote required for approval of such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions as to any proposal will therefore have the same effect as votes against the proposal.

         The mailing address of the offices of the Company is 3501 South Highway 100, Minneapolis, Minnesota 55416. The Company expects that the Notice of Annual Meeting, Proxy Statement, form of proxy, and Annual Report to Shareholders will first be mailed to shareholders on or about October 6, 1995.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         Shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof are shareholders of record at the close of business on September 25, 1995. Persons who are not shareholders of record on such date will not be allowed to vote at the Annual Meeting. At the close of business on September 25, 1995, 2,721,329 shares of Common Stock, par value $.001 per share, were issued and outstanding. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulate their votes for the election of directors.

              DETERMINATION OF NUMBER OF AND ELECTION OF DIRECTORS
                             (Proposals #1 and #2)

         The Board of Directors recommends that the number of directors to be elected at the 1995 Annual Meeting be set at five. The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall not be less than three.

         Under applicable Minnesota law, approval of the proposal to set the number of directors at five requires the affirmative vote of the holders of the greater of (1) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter or (2) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.

         Subject to approval by the shareholders of that recommendation, five directors will be elected at the Annual Meeting. In the absence of other instruction, the proxies will be voted for each of the individuals listed below. If elected, such individuals shall hold office until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

         The five nominees are members of the present Board of Directors. If, prior to the Annual Meeting, it should become known to the Board of Directors that any one of the following individuals will be unable or unwilling to serve as a director after the Annual Meeting, the proxies will be voted for such substitute nominee as may be selected by the Board of Directors. Alternatively, the proxies may, at the discretion of the Board of Directors, be voted for such fewer number of nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. Nominees to the Board of Directors are elected by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting.

              Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors


Randel S. Carlock                           Chairman of Audio King Corporation
Age - 46                                    since March 1990 and Director since
                                            September 1986

Mr. Carlock has served as Chairman of Audio King Corporation since March 1990 and as a director since September 1986. Mr. Carlock served as President, Chief Executive Officer of Audio King Corporation from September 1986 to March 1990. He served as President of Audio King, Inc. from 1980 to September 1986 and as Vice President from 1977 to 1980. Prior to joining Audio King, Mr. Carlock was employed by Dayton Hudson Corporation in various capacities in the areas of finance, buying, and store operations from 1971 to 1977. Mr. Carlock has taught management classes at the University of Minnesota on a part-time basis since 1984 and presently teaches at the University of St. Thomas Graduate School of Business. Mr. Carlock is also a director of Grow Biz International, Inc.

Henry G. Thorne                        President and Chief Executive Officer of
Age - 48                               Audio King Corporation since March 1990;
                                       Treasurer and Chief Financial Officer of
                                       Audio King Corporation since November
                                       1990; President of Audio King, Inc. since
                                       July 1987 and Director of Audio King
                                       Corporation since September 1987

Mr.  Thorne has served as President  and Chief  Executive  Officer of Audio King
Corporation since March 1990 and as Treasurer and Chief Financial Officer of Audio King Corporation since November 1990. Mr. Thorne has also served as President and Chief Executive Officer of Audio King, Inc. since July 1987. He was elected a director of Audio King Corporation in September 1987. He served as Chief Operating Officer of Video King of Illinois, Incorporated from March 1986 to January 1987. Mr. Thorne served as Vice President of NAP Consumer Electronics Corporation from February 1984 to December 1985. He served as Executive Vice President of Team Central, Inc. from June 1980 to November 1983.


Sherman A. Swenson                      Director of Audio King Corporation
Age - 60                                since May 1987

Mr. Swenson was elected as a director of Audio King Corporation in May 1987. Mr. Swenson has served as Executive Vice President-Finance and Administration of Bethel College in St. Paul, Minnesota since April 1987. He was employed by Dayton-Hudson Corporation from 1977 through 1986, serving as Chairman and Chief Executive Officer of B. Dalton Bookseller from 1981 through 1986, Chief Operating Officer of Dayton's Department Stores from 1980 to 1981, and President and Chief Executive Officer of Dayton-Hudson Jewelers from 1977 to 1980.


Barry R. Rubin                          Director of Audio King Corporation
Age - 49                                since September 1987

Mr. Rubin has served as a director of Audio King Corporation since September 1987. Mr. Rubin is a partner and currently serves as President of Schweitzer Rubin Karon & Bremer, a certified public accounting firm which he joined in 1971.


Gary S. Kohler                          Director of Audio King Corporation
Age -  39                               since March 1992

Mr. Kohler has served as a director of Audio King Corporation since March 1992. Mr. Kohler has been Vice President of Okabena Company, the managing general partner of Okabena Partnership K, since 1991, and he was a Portfolio Manager for Okabena Company from 1986 to 1991.


                          BOARD AND COMMITTEE MEETINGS

         The Board of Directors held four meetings during fiscal 1995 (July 1, 1994 through June 30, 1995). The Company has a Compensation Committee consisting of Gary S. Kohler, Sherman A. Swenson and Barry R. Rubin and a Stock Option Committee consisting of Barry R. Rubin, Sherman A. Swenson and Gary S. Kohler. The Compensation Committee held one meeting during fiscal 1995, at which it reviewed and made recommendations on officer compensation for fiscal 1994. The Stock Option Committee held one meeting during fiscal 1995. The combined attendance at the meetings of the Board of Directors, the Compensation Committee, and the Stock Option Committee was 100%. The entire Board serves as the Audit Committee and meets with representatives of Arthur Andersen LLP after the annual audit to review the audit results and the management recommendations. The Company does not have a nominating committee.

                  EXECUTIVE OFFICERS OF AUDIO KING CORPORATION
                              AND AUDIO KING, INC.

The executive officers of the Company and Audio King, Inc., its operating subsidiary, are as follows:


Randel S. Carlock                         Chairman of Audio King Corporation
Age - 46

(See "Determination of Number of and Election of Directors" for Mr. Carlock's business experience.)


Henry G. Thorne                           President, Chief Executive Officer,
Age - 48                                  Treasurer, Chief Financial Officer,
                                          and Director of Audio King Corporation
                                          and President and Chief Executive
                                          Officer of Audio King, Inc.

(See "Determination of Number of and Election of Directors" for Mr. Thorne's business experience.)


M. Phillip Ward                           Senior Vice President of Sales
Age - 49                                  of Audio King, Inc.

Mr. Ward has served as Senior Vice President of Sales of Audio King, Inc. since August 1993. From April 1983 to August 1993, Mr. Ward served as Vice President and General Manager of Audio King, Inc. Prior to joining Audio King, Mr. Ward was employed by Yamaha Electronics Corporation as a regional sales manager from July 1981 to April 1983.


Samuel F. Nichols                         Senior Vice President of Marketing
Age - 54                                  of Audio King, Inc.

Mr. Nichols has served as Senior Vice President of Marketing of Audio King, Inc. since August 1993. From March 1985 to August 1993, Mr. Nichols served as Vice President of Marketing of Audio King, Inc. Prior to joining Audio King, Mr. Nichols was employed by Dayton Hudson Corporation from 1969 to March 1985 in various merchandising positions, including Senior Buyer and Store Group Manager.


Audrey M. Brick                            Vice President and Chief Financial
Age - 39                                   Officer of Audio King, Inc.

Ms. Brick has served as Vice President and Chief Financial Officer of Audio King, Inc. since August 1995. From April 1989 to August 1995, Ms. Brick served as Controller of Audio King, Inc. From April 1988 to April 1989, Ms. Brick served as Assistant Controller of Audio King, Inc. Prior to joining Audio King, Ms. Brick was employed from 1984 to 1988 as Controller by The Bedroom, Inc.


Steve Gusa                                  Vice President of Management
Age - 40                                    Development and Training
                                            of Audio King, Inc.

Mr. Gusa has served as Vice President of Management Development and Training of Audio King, Inc. since August 1995. From July 1995 to August 1995, Mr. Gusa served as Director of Training and Development of Audio King, Inc. Mr. Gusa joined Audio King in September 1986 and has held various positions including Store Manager and Regional Sales Manager. Prior to joining Audio King, Mr. Gusa was employed by Schaak Electronics and Sound World in various sales and management postions.

Michael L. Sell                            Vice President of FastTrak Electronic
 Age - 43                                  Repair and Audio King Distribution,
                                           both divisions of Audio King, Inc.

Mr. Sell has served as Vice President of FastTrak Electronic Repair of Audio King, Inc. since August 1995. From January 1981 to August 1995, Mr. Sell served as General Manager of FastTrak Electronic Repair of Audio King, Inc. and in July 1991, Mr. Sell also became the General Manager of Audio King Distribution.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and the Company's three most highly compensated executive officers based on salary and bonus earned during fiscal 1995.

                                      Annual Compensation                  Long Term Compensation
                                  --------------------------------   ---------------------------------
                                                        Other       Restricted                                   All
                                                        Annual        Stock                     LTIP            Other
Name and Principal       Fiscal               Bonus   Compensation   Awards(s)    Options      Payouts       Compensation
Position                 Year     Salary($)    ($)        ($)          ($)          (#)          ($)             ($)
------------------       ------   ---------   -----   ------------   ---------    -------      -------       ------------
Henry G. Thorne          1995    165,000      42,000       -            -           7,000  (1)   -            22,530 (2)
  President and Chief    1994    165,000      52,500       -            -           8,750        -            19,234
  Executive Officer      1993    160,000      -            -            -          50,000        -             2,606

Randel S. Carlock        1995     95,000      21,000       -            -           3,500  (1)   -             7,988 (3)
  Chairman of the Board  1994     95,000      26,250       -            -           4,375        -             8,122
                         1993    106,000      -            -            -          -             -             7,702

M. Phillip Ward          1995    100,000      21,000       -            -           4,200  (1)   -            12,615 (4)
  Senior Vice President  1994    100,000      26,250       -            -           5,250        -            10,559
  of Sales               1993     95,000      -            -            -          -             -             2,148

Samuel F. Nichols        1995    100,000      21,000       -            -           4,200  (1)   -            13,499 (5)
  Senior Vice President  1994    100,000      26,250       -            -           5,250        -            11,043
   of Marketing          1993     95,000      -            -            -          -             -             2,686


(1) Option granted subsequent to June 30, 1995 year end as part of the officer's fiscal 1995 compensation pursuant to his employment agreement. The exercise price is $3.68, which was the market value on the date of the grant.

(2) Includes for Mr. Thorne's benefit a contribution to the Audio King Corporation Employee Savings Plan of $1,031, a contribution to the officer disability program of $5,688, and life insurance payments of $15,811.

(3) Includes for Mr. Carlock's benefit a contribution to the Audio King Corporation Employee Savings Plan of $594, a contribution to the officer disability program of $2,858, and life insurance premium payments of $4,536.

(4) Includes for Mr. Ward's benefit a contribution to the Audio King Corporation Employee Savings Plan of $625, a contribution to the officer disability program of $4,084, and life insurance premium payments of $7,906.

(5) Includes for Mr. Nichols' benefit a contribution to the Audio King Corporation Employee Savings Plan of $625, a contribution to the officer disability program of $4,950, and life insurance premium payments of $7,924.



Option Grants During 1995 Fiscal Year

The following table provides information related to options granted during fiscal year 1995 to the named executive officers in the Summary Compensation Table. The options set forth in the Summary Compensation Table for fiscal 1995 were granted subsequent to the June 30, 1995 year end but as a part of the officers' fiscal 1995 compensation pursuant to their employment agreements.
The Company has not granted any stock appreciation rights.


                                       Individual Grants
---------------------------------------------------------------------------    Potential  Realizable   Value
                                       % of Total                                 at    Assumed    Annual
                                        Options      Exercise                Rates of  Stock Price  Appreciation
                                       Granted to     or Base                    for    Option     Term(1)
                         Options       Employees       Price     Expiration   -----------------------------------
       Name          Granted (#)(2)  in Fiscal Year  ($/Share)      Date        0%        5% ($)      10% ($)
       -----         --------------  --------------  ---------      ----      --------  -----------  ------------
Henry G. Thorne           8,750          28.50%        $4.25      9/19/04       $0        $23,387     $59,267

Randel S. Carlock         4,375          14.25%        $4.25      9/19/04       $0        $11,694     $29,634

M. Phillip Ward           5,250          17.10%        $4.25      9/19/04       $0        $14,032     $35,560

Samuel F. Nichols         5,250          17.10%        $4.25      9/19/04       $0        $14,032     $35,560


(1) The potential realizable value portion of the forgoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment or nontransferability.

(2) Options were granted on September 18, 1994, as a result of to the Company attaining certain goals for fiscal year 1994 and pursuant to the officers' employment agreements. The options, immediately exercisable on the date of grant, have an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant.



Option Exercises During 1995 Fiscal Year and Fiscal Year End Option Values

         The following table provides information related to the number and value of options held by the named executive officers in the Summary Compensation Table at fiscal year end. There were no options exercised by the named executive officers during the 1995 fiscal year. The Company does not have any outstanding stock appreciation rights.

                                                                                   Value of Unexercised
                                                         Number of Unexercised        In-the-Money
                                                               Options                    Options
                         Shares                          at Fiscal Year-End(#)      at Fiscal Year-End($)(1)
                        Acquired         Value         --------------------------  --------------------------
Name                  on Exercise(#)  Realized ($)     Exercisable  Unexercisable  Exercisable  Unexercisable

Randel S. Carlock           0              0               4,375       0             0             0

Henry G. Thorne             0              0             108,750       0             226,500       0

M. Phillip Ward             0              0              21,250       0              37,470       0

Samuel F. Nichols           0              0              21,250       0              37,470       0

(1) The average of the bid and asked prices for the Company's Common Stock as quoted on the Nasdaq System on June 30, 1995 was $3.375. Value is calculated on the basis of the difference between the option exercise price and $3.375 multiplied by the number of shares of Common Stock underlying the option.

Employment and Change of Control Agreements

         The Company and Randel S. Carlock have entered into an employment agreement which provides that Mr. Carlock will be employed as Chairman of the Company until June 30, 1996. The agreement provides for a base salary of $95,000 per year and an annual bonus of equal to one-half of the annual bonus paid to the Company's Chief Executive Officer for the same period plus any discretionary bonus as determined by the Board of Directors. The agreement also provides for the payment of an annual premium of $4,536 for a life insurance policy on the life of Mr. Carlock, with Mr. Carlock being the owner of such policy and naming the beneficiary. The agreement may be terminated prior to expiration of its term on 60 days' notice by Mr. Carlock for any reason and by the Company only for cause, as defined in the agreement, or upon death or disability of Mr. Carlock. Mr. Carlock has agreed not to compete with the Company in the retail marketing and sale of consumer electronics for a period of two years following termination of his employment. For a period of two years after a "Change in Control" of the Company, as defined in the agreement, Mr. Carlock may terminate his employment with the Company for "Good Reason," as defined in the agreement, and Mr. Carlock shall be entitled to receive a payment in an amount equal to two times Mr. Carlock's base salary for the fiscal year during which the termination occurred and the bonus paid to Mr. Carlock for the preceding fiscal year. In addition, in the event of a "Change in Control" termination, Mr. Carlock will not be subject to the noncompete provisions of his employment agreement.

         The Company and Henry G. Thorne have entered into an employment agreement which provides that Mr. Thorne will be employed as President and Chief Executive Officer of the Company until June 30, 1996. The agreement provides for a base salary of $165,000 for fiscal 1994, 1995 and 1996. If the Company meets the fiscal year end goals established by the Board, Mr. Thorne will receive a bonus consisting of $60,000 and, subject to approval and appropriate action by the Company's Stock Option Committee, options to purchase 10,000 shares of the Company's Common Stock; provided that such bonus will be reduced if the Company falls short of the goals or increased if the Company exceeds the goals. The agreement also provides for a discretionary bonus in the sole discretion of the Board. In addition, the agreement provides for the payment of an annual premium of $15,000 for a life insurance policy on the life of Mr. Thorne, with Mr. Thorne being the owner of such policy and naming the beneficiary. The agreement is renewable for subsequent one-year periods on terms to be determined by mutual agreement between the Company and Mr. Thorne. The agreement may be terminated prior to expiration of its term on 60 days' notice by Mr. Thorne for any reason and by the Company only "for cause," as defined in the agreement, or upon death or disability of Mr. Thorne. For two years following termination of employment, Mr. Thorne has agreed not to compete with the Company in the retail marketing and sale of consumer electronics, and the Company has agreed to pay Mr. Thorne an amount equal to 75% of his base salary for the fiscal year during which the termination occurred as severance payments over a two-year period. For a period of two years after a "Change in Control" of the Company, as defined in the agreement, Mr. Thorne may terminate his employment with the Company for "Good Reason," as defined in the agreement, and Mr. Thorne shall be entitled to receive a payment in an amount equal to two times Mr. Thorne's base salary for the fiscal year during which the termination occurred and the bonus paid to Mr. Thorne for the preceding fiscal year. In the event of a "Change in Control" termination, Mr. Thorne will not be subject to the noncompete provisions of his employment agreement.

         The Company and M. Phillip Ward have entered into an employment agreement which provides that Mr. Ward will be employed as Senior Vice President of Sales until June 30, 1996. The agreement provides for a base salary of $100,000 for fiscal 1994, 1995 and 1996. If the Company meets the fiscal year end goals established by the Board, Mr. Ward will receive a bonus consisting of $30,000 and, subject to approval and appropriate action by the Company's Stock Option Committee, options to purchase 6,000 shares of the Company's Common Stock. The agreement also provides for a discretionary bonus in the sole discretion of the Board; provided that such bonus will be reduced if the Company falls short of the goals or increased if the Company exceeds the goals. In addition, the agreement provides for the payment of an annual premium of $7,500 for a life insurance policy on the life of Mr. Ward, with Mr. Ward being the owner of such policy and naming the beneficiary. The agreement is renewable for subsequent one-year periods on terms to be determined by mutual agreement between the Company and Mr. Ward. The agreement may be terminated prior to expiration of its term on 60 days' notice by Mr. Ward for any reason and by the Company only "for cause," as defined in the agreement, or upon death or disability of Mr. Ward. For two years following termination of employment, Mr. Ward has agreed not to compete with the Company in the retail marketing and sale of consumer electronics, and the Company has agreed to pay Mr. Ward an amount equal to 75% of his base salary for the fiscal year during which the termination occurred as severance payments over a two-year period. For a period of two years after a "Change in Control" of the Company, as defined in the agreement, Mr. Ward may terminate his employment with the Company for "Good Reason," as defined in the agreement, and Mr. Ward shall be entitled to receive a payment in an amount equal to two times Mr. Ward's base salary for the fiscal year during which the termination occurred and the bonus paid to Mr. Ward for the preceding fiscal year. In the event of a "Change in Control" termination, Mr. Ward will not be subject to the noncompete provisions of his employment agreement.

         The Company and Samuel F. Nichols have entered into an employment agreement which provides that Mr. Nichols will be employed as Senior Vice President of Marketing of Audio King, Inc. until June 30, 1996. All other terms of the employment agreement are identical to the terms in the employment agreement between the Company and Mr. Ward described above.

Compensation of Directors

         During fiscal 1995, each director who was not an employee of the Company (a "Non-Employee Director") received an annual retainer of $5,000. In addition, pursuant to the Company's 1994 Stock Option Plan, each Non-Employee Director who is elected or re-elected as a director of the Company at a meeting of shareholders or whose term continues after a meeting of shareholders at which directors are elected automatically receives a nonqualified option to purchase 6,000 shares of the Company's Common Stock at a price equal to 100% of the fair market value of the stock on the date of such meeting, which option is immediately exercisable in full and expires five years from the date of the grant.


                        REPORT OF COMPENSATION COMMITTEE

Overview and Philosophy

         The Compensation Committee of the Board of Directors is composed of Gary S. Kohler, Barry R. Rubin and Sherman A. Swenson and is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the compensation to be paid to the Chief Executive Officer and each of the other executive officers of the Company. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.

         The objectives of the Company's executive compensation program are to:
         *  Support the achievement of desired Company performance.
         * Provide compensation that will attract and retain superior talent and reward performance.
         * Align the executive officers' interests with the success of the Company by placing a portion of pay at risk; payout dependent upon corporate performance.

         The executive compensation program provides an overall level of compensation opportunity that is competitive within the electronics and retail industries, as well as a broader group of companies of comparable size and complexity. Actual compensation levels may be greater or less than average corporate levels in surveyed companies based upon annual and long-term Company performance as well as individual performance. The Compensation Committee uses its discretion to set executive compensation at levels warranted in its judgment by external, internal or an individual's circumstances.

Executive Officer Compensation Program

         The Company's  executive officer  compensation  program is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and deferred compensation, and various benefits, including medical and 401(k) savings plans generally available to employees of the Company.

         Base Salary

         Base salary levels for the Company's executive officers are set at a level competitive with companies in the electronics and retail industries and other comparable companies. In determining salaries, the Committee also takes into account individual experience and performance and specific issues particular to the Company.

         Annual Incentive Compensation

         The Company currently has employment agreements with Randel S. Carlock, Henry G. Thorne, M. Phillip Ward and Samuel F. Nichols, all of whom are executive officers of the Company. During 1995 the Company elected three additional employees as executive officers, but does not have employment agreements with these officers. Pursuant to Employment Agreements currently in effect, the Company's executive officers who are subject to such Agreements are eligible to receive a bonus consisting of stock options and a cash payment, the amounts of which are dependent upon the extent to which the Company's financial results meet, exceed or fall short of various goals established for each fiscal year by the Compensation Committee of the Board of Directors. If the Company meets the goals established by the Compensation Committee, the executive officers who are subject to Employment Agreements will receive a cash payment ranging from $30,000 to $60,000 and, subject to approval and appropriate action by the Company's Stock Option Committee, stock options covering from 6,000 to 10,000 shares of the Company's Common Stock. These amounts will be decreased if the Company falls short of the goals or increased if the Company exceeds its goals. The Company has agreed to pay Mr. Carlock an annual bonus equal to one-half of the bonus paid to the Chief Executive Officer. In addition to the contractual bonus, the Board of Directors may, in its sole discretion, award the executive officers a discretionary bonus based on their individual performance, financial performance of the Company which significantly exceeds budgeted amounts, and such other factors as the Board of Directors may determine. During fiscal 1995, the Company's executive officers who are subject to Employment Agreements were eligible to receive bonuses provided the Company achieved the net income set forth in its budget. Because the Company did achieve certain net income goals, bonuses were paid to executive officers during fiscal 1995 in an amount equal to 70% of the maximum bonus available. The executive officers who are not subject to Employment Agreements are eligible to receive cash bonuses upon the achievement of specific individual goals established by the CompanyOs Chief Executive Officer.

         Stock Option Program

         The stock option program is the Company's long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock.

         The 1994 Stock Option Plan authorizes a committee of disinterested directors to award key executives stock options. Stock option grants are considered annually at an option price equal to the fair market value of the Company's Stock on the date of the grant, have ten-year terms and may have vesting requirements over a five-year period. Both the amounts of the awards and the proportion of stock options increase as a function of higher salary and position in the Company. Awards are made at a level calculated to be competitive within the electronics and retail industries as well as a broader group of companies of comparable size and complexity.

         Benefits

         The Company provides medical benefits, a 401(k) savings plan and an Employee Stock Purchase Plan for the executive officers that are generally available to Company employees. In addition, the Company pays on behalf of certain executive officers, or reimburses its executive officers for, certain disability and life insurance premiums. The amount of perquisites received by such executive officers, as determined in accordance with the rules of the Securities and Exchange Commission relating to executive compensation, did not exceed 10% of salary for fiscal 1995.

         Chief Executive Officer Compensation

         Mr. Thorne has served as the Company's President and Chief Executive Officer since March 1990. The Company entered into an Employment Agreement with Mr. Thorne in July 1993 which set Mr. Thorne's base salary at $165,000 for years 1994, 1995 and 1996. These amounts were deemed appropriate in light of the salaries paid to officers of other companies deemed comparable to the Company and in light of Mr. Thorne's skill and value to the Company. The agreement provides for the opportunity to earn a contractual bonus consisting of stock options and cash payments dependent upon the extent to which the Company meets, exceeds or falls short of certain goals established by the Compensation Committee. The Compensation Committee believes the bonus program closely aligns Mr. Thorne's compensation with the performance of the Company.


                                                     Gary S. Kohler
                                                     Barry R. Rubin
                                                     Sherman A. Swenson

                              COMPANY PERFORMANCE


The following graph compares cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return on the S & P 500 Composite Index and an index of peer companies selected by the Company. The comparison assumes $100 was invested in the Company's Common Stock in each of the foregoing indices and assumes reinvestment of dividends.


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 (Audio King Corporation, S&P 500, Peer Group)

                                [GRAPHIC OMITTED]


                      Source: S&P Compustat Services, Inc.

                                June 1990      June 1991      June 1992      June 1993      June 1994      June 1995
Audio King Corporation           $100.00        $162.50        $275.00        $225.00        $375.00        $325.00
S & P 500                        $100.00        $107.40        $121.80        $138.40        $140.35        $176.94
Peer Group                       $100.00        $91.38         $117.45        $231.86        $212.01        $265.81


         The total cumulative return on investment (change in year end stock price plus reinvested dividends) for each of the periods for the Company, the peer group and the S&P 500 Composite is based on the stock price or composite index at the end of fiscal 1988.

         The above graph compares the performance of the Company with that of the S&P Composite, and a group of peer companies with the investment weighted on market capitalization. Companies in the peer group are as follows: Best Buy Co., Inc., Circuit City Stores, Inc., Fretter, Inc., Good Guys, Inc., Harvey Group, Rex Stores Corp., and Sound Advice, Inc. The inclusion of these companies in the peer group was approved by the Compensation Committee.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company, as of September 25, 1995, by each shareholder who is known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock. Unless otherwise indicated, all persons have sole voting and investment power over such shares.

         Names and Addresses of            Number of          Percentage of
       Owners or Identity of Group      Shares Owned (1)  Outstanding Shares (1)
       ---------------------------      ----------------  ---------------------
       Randel S. Carlock                   301,353 (2)               11.0%
       1817 Knox Avenue South
       Minneapolis, Minnesota 55403

       Gary S. Kohler                      301,334 (3)               11.0%
       5140 Norwest Center
       Minneapolis, Minnesota 55402

       Okabena Partnership K               283,334                   10.4%
       5140 Norwest Center
       Minneapolis, Minnesota 55402

       First Bank System, Inc.             365,612 (4)               13.4%
       180 East Fifth Street
       St. Paul, Minnesota 55101


 (1) Under the rules of the Securities and Exchange Commission, shares not actually outstanding are nevertheless deemed to be beneficially owned by a person if such person has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of a person's right to acquire them are also treated as outstanding when calculating the percent of class owned by such person and when determining the percentage owned by a group.

(2) Includes 8,750 shares which Mr. Carlock may purchase upon exercise of options which are currently exercisable and 15,000 shares held by the Carlock Family Foundation; Mr. Carlock, in his capacity as a director, shares the voting and dispositive power over the shares.

(3) Includes 283,334 shares held by Okabena Partnership K, a Minnesota partnership; Mr. Kohler, in his capacity as Vice President of Okabena Company, shares voting and dispositive authority over such shares. Includes 18,000 shares which may be purchased upon exercise of options which are currently exercisable.

(4) Includes 214,500 shares held by First Trust National Association and 151,112 shares held by First Bank National Association, which shares are held for the beneficial ownership of various trust or agency accounts for which the respective holder is trustee and acts in a fiduciary capacity, having sole voting power over the shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of September 25, 1995, by (i) each director, (ii) the named executive officers in the Summary Compensation Table and (iii) all executive officers and directors, including the officers of Audio King, Inc., as a group. Unless otherwise indicated, all persons have sole voting and investment power over such shares.

       Names of                            Number of            Percentage of
       Owners or Identity of Group      Shares Owned(1)   Outstanding Shares(1)
       ---------------------------      ---------------   ---------------------
       Randel S. Carlock                  301,353 (2)         11.0%
       Henry G. Thorne                    149,698 (3)          5.3%
       Sherman A. Swenson                  32,000 (4)          1.2%
       Barry R. Rubin                      25,000 (5)          (10)
       Gary S. Kohler                     301,334 (6)         11.0%
       M. Phillip Ward                     55,224 (7)          2.0%
       Samuel F. Nichols                   56,907 (8)          2.1%
       All Executive Officers and
       Directors, as a Group              942,282 (9)         31.5%
        (10 persons)

(1) Under the rules of the Securities and Exchange Commission, shares not actually outstanding are nevertheless deemed to be beneficially owned by a person if such person has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of a person's right to acquire them are also treated as outstanding when calculating the percent of class owned by such person and when determining the percentage owned by a group.

(2) Includes 8,750 shares which may be purchased by Mr. Carlock upon exercise of options which are currently exercisable and 15,000 shares held by the Carlock Family Foundation. Mr. Carlock, in his capacity as a director, shares the voting and dispositive power over the shares held by such foundation.

(3) Includes 117,500 shares which may be purchased by Mr. Thorne upon exercise of options which are currently exercisable or become exercisable within 60 days of the record date and 2,198 shares held in the Company's 401(k) plan.

(4) Includes 31,000 shares which may be purchased by Mr. Swenson upon exercise of options which are currently exercisable.

(5) Includes 25,000 shares which may be purchased by Mr. Rubin upon exercise of options which are currently exercisable.

(6) Includes 283,334 shares held by Okabena Partnership K, a Minnesota partnership; Mr. Kohler, in his capacity as Vice President of Okabena Company, shares voting and dispositive authority over such shares. Includes 18,000 shares which may be purchased by Mr. Kohler upon exercise of options which are currently exercisable.

(7) Includes 26,500 shares which may be purchased by Mr. Ward upon exercise of options which are currently exercisable. (8) Includes 26,500 shares which may be purchased by Mr. Nichols upon exercise of options which are currently exercisable.

(9) Includes 269,848 shares which may be purchased by executive officers and directors upon exercise of options which are currently exercisable or become exercisable within 60 days of the record date.

(10)  Less than 1%.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

         Under the Company's Bylaws, any appropriate proposals or nominations to be submitted by a shareholder of the Company for the 1996 Annual Meeting must be received in proper form by the Company and its officers by July 17, 1996. In addition, any other proposals intended to be submitted by a shareholder of the Company at the 1996 Annual Meeting must be received by the Company at its offices by June 8, 1996 in appropriate written form to be considered for inclusion in the Company's Proxy materials relating to its 1996 Annual Meeting.

                              INDEPENDENT AUDITORS

         The firm of Arthur Andersen LLP has been the independent auditors of the Company since 1987. A representative of Arthur Andersen LLP is expected to be present at this year's annual meeting, will have an opportunity to make a statement, if desired, and will be available to answer appropriate questions.

                                 OTHER BUSINESS

         Management is not aware of any matters to be presented for action at the Annual Meeting of Shareholders, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

                         ANNUAL REPORT TO SHAREHOLDERS

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended June 30, 1995 accompanies this Notice of Meeting and Proxy Statement. No part of such Annual Report is incorporated herein, and no part thereof is to be considered proxy soliciting material.

                                   FORM 10-K

THE COMPANY WILL FURNISH, WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K OF THE FISCAL YEAR ENDED JUNE 30, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO. THE COMPANY WILL FURNISH TO ANY SUCH PERSON ANY EXHIBIT DESCRIBED IN THE EXHIBIT INDEX ACCOMPANYING THE FORM 10-K, UPON THE PAYMENT, IN ADVANCE, OF REASONABLE FEES RELATED TO THE COMPANY'S FURNISHING SUCH EXHIBIT(S). REQUESTS FOR COPIES OF SUCH REPORT AND/OR EXHIBIT(S) SHOULD BE DIRECTED TO HENRY G. THORNE, PRESIDENT AND CHIEF EXECUTIVE OFFICER OF THE COMPANY, AT THE COMPANY'S PRINCIPAL ADDRESS.

                                          By Order of the Board of Directors




     October 6, 1995                      Stuart L. Finney, Secretary

                             AUDIO KING CORPORATION

                 PROXY FOR 1995 ANNUAL MEETING OF SHAREHOLDERS

               This proxy is solicited by the Board of Directors.

         The undersigned, revoking all prior proxies, hereby appoints Randel S. Carlock and Henry G. Thorne, or either one of them, with full power of substitution, as proxy or proxies, to vote all shares of Common Stock of Audio King Corporation of the undersigned at the Annual Meeting of Shareholders on November 15, 1995, and at all adjournments thereof, on the following matters:

     1.  To set the number of directors to constitute the Board at five.

         [ ] FOR              [ ] AGAINST               [ ] ABSTAIN

     2.  To elect directors for the ensuing year.

         [ ] FOR all nominees listed below (except as marked to the contrary)

         [ ] WITHHOLD AUTHORITY to vote for all nominees listed below

     Randel S. Carlock, Henry G. Thorne, Sherman A. Swenson, Barry R. Rubin, and
        Gary S. Kohler

     (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

               ---------------------------------------------------------

     3. In their discretion, the appointed proxies are hereby authorized to vote on such other business as may properly come before the meeting.

This Proxy is solicited by the Board of Directors and will be voted as specified above. If no specification is made, the Proxy will be voted in favor of the above matters.

Please complete, sign, and mail this Proxy promptly in the enclosed addressed envelope which requires no postage if mailed in the United States.


                                           ------------------------------------

  Dated:                  , 1995
        ------------------                 ------------------------------------
                                               Signature(s) of Shareholder(s)

(Please sign your name exactly as it appears hereon, indicating, where proper, official position or representatiave capacity. In the case of stock held in joint tenancy, all joint tenants must sign.)